As filed with the Securities and Exchange Commission on July 19, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 18, 2005

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 18, 2005, B&G Foods, Inc. entered into an employment agreement with Scott E. Lerner regarding his appointment as B&G Foods’ Vice President, General Counsel and Secretary.  The terms of Mr. Lerner’s employment agreement are summarized below.

The employment agreement provides that Mr. Lerner’s annual base salary will initially be $220,000, subject to annual increases at the discretion of the board of directors.  Mr. Lerner is eligible to earn additional annual incentive compensation under B&G Foods’ annual bonus plan, in an amount ranging from 25% to 50% of his base salary if respective threshold or target performance benchmarks, as defined in the annual bonus plan, are met.  Mr. Lerner is also entitled to (1) receive individual disability and life insurance coverage, (2) receive other executive benefits, including a monthly automobile and cell phone allowance, (3) participate in B&G Foods’ long-term incentive plan and all other employee benefit plans maintained by B&G Foods for its employees, and (4) receive other customary employee benefits.

The term of the employment agreement is for two years commencing July 18, 2005, subject to automatic one-year extensions, unless earlier terminated.  The employment agreement may be terminated by Mr. Lerner at any time for any reason, provided that he gives B&G Foods 60 days advance written notice of his resignation, subject to special notice rules in the event of a change in control or in the event Mr. Lerner terminates his employment for good reason (as defined in the employment agreement).  The employment agreement may also be terminated by B&G Foods for any reason, including for cause (as defined in the employment agreement).  B&G Foods must give 60 days advance written notice if the termination is without cause.

In the case of termination by B&G Foods without cause, termination by B&G Foods due to Mr. Lerner’s disability, or a termination by Mr. Lerner for good reason, Mr. Lerner will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a period of one year: (1) his annual base salary and incentive compensation awards earned at the threshold amount, (2) continuation of the other employment benefits described above, (3) if legally allowed, additional service credit under B&G Foods’ qualified pension plan equal to the length of the severance period, and (4) outplacement services.  The severance period will be increased to two years after the date of termination of employment if Mr. Lerner terminates his employment following a change in control.  In addition, if Mr. Lerner terminates his employment following a change in control and becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his payments will be increased so that he will be in the same after-tax economic position that he would be in if the excise tax did not apply.

During Mr. Lerner’s employment and for one year after his voluntary resignation or termination for cause, Mr. Lerner has agreed that he will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with B&G Foods’ business.

A copy of the employment agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference.  A copy of the press release issued by B&G Foods announcing Mr. Lerner’s appointment is attached to this report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(c)                                  Exhibits.

10.1	Employment Agreement, dated as of July 18, 2005, between B&G Foods, Inc. and Scott E. Lerner.
99.1	Press Release dated July 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: July 19, 2005	By:	/s/ Robert C. Cantwell
Robert C. Cantwell
Executive Vice President of Finance and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated as of July 18, 2005, by and between B&G Foods, Inc. and Scott E. Lerner.
99.1	Press Release dated July 18, 2005.